Exhibit 23.2

Consent of Independent Registered Certified Public Accounting Firm

To the Board of Directors

American Electric Technologies, Inc.

Houston, Texas

We consent to the incorporation by reference in this Registration Statement on Form S-8 of American Electric Technologies, Inc. of our report dated March 6, 2007, relating to our audit of the consolidated financial statements which appears in the Annual Report on Form I 0-KSB of American Electric Technologies, Inc. (formerly and filed as American Access Technologies, Inc.) for the year ended December 31, 2006.

/s/ Tedder, James, Worden & Associates, P. A.

Orlando, Florida
March 3, 2008